UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2014

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed on a Form 8-K, dated August 11, 2014, on August 8, 2014, the Delaware Court of Chancery (the "Chancery Court") issued a Memorandum Opinion and Order, finding that PharmAthene, Inc. (the "Company") is entitled to receive lump sum expectation damages for the value of the Company's lost profits for SIGA Technologies, Inc.’s ("SIGA") smallpox antiviral, Tecovirimat, also known as ST-246® (formerly referred to as “Arestvyr™” and currently referred to by SIGA in its Current Report on Form 10-Q for the quarterly period ended June 30, 2014 as “Tecovirimat”). In addition, the Chancery Court found that the Company is entitled to receive pre-judgment and post-judgment interest and varying percentages of the Company's reasonable attorneys’ and expert witness fees.

On September 16, 2014, SIGA announced that it filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). In connection therewith, SIGA filed with the Bankruptcy Court an affidavit of Eric A. Rose, Chief Executive Officer and Chairman of the Board of SIGA, in which he stated that, "[a]lthough the Court of Chancery has not yet issued a final judgment specifying the dollar amount of such damages, SIGA expects it to be substantial – as much as $232 million (or more with post-judgment interest and attorneys’ and expert fees) and "SIGA has assumed that any judgment to be entered in this matter will be no less than $180 million (inclusive of pre-judgment interest through the date of entry of judgment by the Court of Chancery as well as professional fees and expenses)."

SIGA has indicated that it expects to continue to perform under its contract with the Biomedical Advanced Research and Development Authority (BARDA), and is eligible to receive up to an additional $211.5 million in revenue under its contract in addition to the $198 million it has already received.  SIGA’s petition for bankruptcy initiated a process whereby its assets are protected for creditors. The legal findings in Delaware court are separate from the bankruptcy proceedings in New York.

The Chancery Court's decision described above does not specify an amount of damages, and such amount will likely be subject to dispute between the parties. The amount of the award remains subject to further calculation and approval by the Chancery Court and there may be further proceedings before the final amount is approved by the Chancery Court, which determination, along with the decision itself will remain subject to appeal by SIGA to the Delaware Supreme Court. As a result, the decision could be reversed, remanded or otherwise changed. There can be no assurances whether or when the Company will receive any payments from SIGA as a result of the decision. SIGA has stated publicly that it does not currently have cash sufficient to satisfy the potential award. Furthermore, because SIGA has filed for protection under the federal bankruptcy laws, the Company is automatically stayed from taking any enforcement action and even if the proceeding in the Chancery Court proceeds, the payment of any award by SIGA would be subject to decisions made by the Bankruptcy Court as part of the bankruptcy proceedings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC.

Date: September 19, 2014	By:	/s/ Linda L. Chang
Linda L. Chang Senior Vice President, Chief Financial Officer and Corporate Secretary